Exhibit 99.4

January 20, 2017

Castle Creek Capital Partners VI, L.P.

6051 El Tordo

Rancho Santa Fe, CA 92091

Ladies and Gentlemen:

Reference is made to that certain Stock Purchase Agreement, dated as of January 17, 2017 (the “Purchase Agreement”), between Riverview Financial Corporation, a Pennsylvania corporation (the “Company”), Castle Creek Capital Partners, VI, L.P. (“Castle Creek”) and the other purchasers identified on the signature pages thereto (together with Castle Creek, the “Purchasers”).   In connection with the execution and delivery of the Purchase Agreement, the Company and Castle Creek are contemporaneously entering into this agreement (the “Side Letter Agreement”) and, as such, the parties hereto acknowledge and agree that this Side Letter Agreement shall remain in full force and effect notwithstanding the execution and delivery of the Purchase Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

The Company and Castle Creek hereby agree as follows:

1. Board Appointment.

(a)       Following the Closing and upon the written request of Castle Creek, the Company will promptly cause a person designated by Castle Creek, who shall be reasonably acceptable to the Company (provided that all managing principals and principals of Castle Creek shall be deemed reasonably acceptable to the Company for purposes hereof) (the “Board Representative”), to be elected or appointed to the Board of Directors of the Company (the “Board of Directors”), subject to satisfaction of all legal and regulatory requirements regarding service and election or appointment as a director of the Company, and Riverview Bank (the “Bank”) board of directors (the “Bank Board”), subject to all legal and regulatory requirements regarding service and election or appointment as a director of the Bank, and subject to compliance with all corporate governance guidelines or principles that the Corporation may adopt, to its code of conduct and to its insider trading and other policies applicable to members of the Board of Directors and the Bank Board, in each case for as long as Castle Creek, together with its Affiliates, owns the greater of: (i) in the aggregate, 50% or more of all of the Shares purchased pursuant to the Purchase Agreement (“Qualifying Ownership Interest”) or (ii) in the aggregate, 5% of the Common Stock, Series A Preferred Stock and Non-Voting Common Stock, taken as a whole, then outstanding (“Minimum Ownership Interest”).  Notwithstanding anything to the contrary herein, in no event shall any failure to meet any applicable residency requirement be a valid reason for withholding approval of the Board Representative (or any replacement Board Representative) by the Board, the Bank Board or the Company, as the case may be.  So long as Castle Creek, together with its Affiliates, has a Minimum Ownership Interest, the Company will recommend to its shareholders the election of the Board Representative to the Board of Directors at the Company’s annual meeting of shareholders, subject to satisfaction of all legal requirements regarding service and election or appointment as a director of the Company.  If Castle Creek no longer has a Minimum Ownership Interest, Castle Creek will have no further rights under Sections 1(a) through 1(b) and, at the written request of the Board of Directors, shall use all reasonable best efforts to cause its Board Representative to resign from the Board of Directors and the Bank Board as promptly as possible thereafter.  Castle Creek shall promptly inform the Company if and when it ceases to hold a Minimum Ownership Interest in the Company.

(b)       The Board Representative shall, subject to applicable law, be one of the Company’s nominees to serve on the Board of Directors. The Company shall use its reasonable best efforts to have the Board Representative elected as a director of the Company by the shareholders of the Company, and the Company shall solicit proxies for the Board Representative to the same extent as it does for any of its other Company nominees to the Board of Directors.  At the option of the Board Representative, the Board of Directors shall cause such Board Representative to be appointed to the Compensation Committee of the Board of Directors, and any equivalent committee of the Bank, so long as the Board Representative qualifies to serve on such committees under the Company’s or the Bank’s committee charters currently in effect, as applicable, and applicable rules of any exchange on which the Common Stock is then listed, and such service is consistent with commitments that Castle Creek has provided to the Federal Reserve in connection with the transaction and would not result in Castle Creek being deemed in control of the Company for purposes of the BHC Act.  The Company shall ensure, and shall cause the Bank to ensure, that the Board of Directors, the Bank Board, the Compensation Committee of the Board of Directors and any equivalent committee of the Bank shall have at least four members for so long as Castle Creek shall have the right to appoint a Board Representative.  Castle Creek covenants and agrees to hold any information obtained from its Board Representative in confidence (except to the extent that such information can be shown to have been (1) previously known by such party on a nonconfidential basis, (2) in the public domain through no fault of such party, or (3) later lawfully acquired from other sources by the party to which it was furnished).  Notwithstanding anything to the contrary contained herein, at all times when Castle Creek maintains a Minimum Ownership Interest, it shall comply in all respects with the Federal Reserve’s Policy Statement on equity investments in banks and bank holding companies and any other guidance promulgated in connection with the matters addressed therein.

(c)       Subject to Section 1(a), upon the death, resignation, retirement, disqualification, or removal from office as a member of the Board or the Bank Board of the Board Representative, Castle Creek shall have the right to designate the replacement for such Board Representative, which replacement shall satisfy all legal, bank regulatory and governance requirements regarding service as a director of the Company, and shall be reasonably acceptable to the Company (provided that all managing principals and principals of Castle Creek shall be deemed reasonably acceptable to the Company for purposes hereof).  The Board and the Bank Board shall use their respective commercially reasonable efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable Law, being one of the Company’s nominees to serve on the Board and the Bank Board), using all reasonable best efforts to have such person elected as director of the Company by the shareholders of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board, as the case may be.

(d)       The Board Representative shall be entitled to compensation, including fees, and indemnification and insurance coverage in connection with his or her role as a director, to the same extent as other directors on the Board or the Bank Board, as applicable, and the Board Representative shall be entitled to reimbursement for reasonable documented, out-of- pocket expenses incurred in attending meetings of the Board and the Bank Board, or any committee thereof, in accordance with Company policy.

(e)       The Company acknowledges that the Board Representative may have certain rights to indemnification, advancement of expenses and/or insurance provided by Castle Creek and/or certain of its Affiliates (collectively, the “Castle Creek Indemnitors”). The Company hereby agrees on behalf of itself and the Bank that with respect to a claim by the Board Representative for indemnification arising out his or her service as a director of the Company and/or the Bank (1) that it is the indemnitor of first resort (i.e., its obligations to the Board Representative with respect to indemnification, advancement of expenses and/or insurance (which obligations shall be the same as, but in no event greater than, any such obligations to members of the Board or the Bank Board, as applicable) are primary, and any obligation of the Castle Creek Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Board Representative are secondary), and (2) the Castle Creek Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Board Representative against the Company.

2. Board Observer. The Company hereby agrees that, from and after the Closing Date, for so long as Castle Creek and its Affiliates in the aggregate have a Minimum Ownership Interest, and do not have a Board Representative currently serving on the Board of Directors and the Bank Board, the Company shall invite a person designated by Castle Creek and reasonably acceptable to the Company (provided that all managing principals and principals of Castle Creek shall be deemed reasonably acceptable to the Company for purposes hereof) (the “Observer”) to attend meetings of the Board of Directors and the Bank Board (including any meetings of committees thereof on which the Board Representative would be permitted to attend) in a nonvoting, nonparticipating observer capacity.  The Observer shall be entitled to attend such meetings only in the event Castle Creek does not have a Board Representative on the Board of Directors and the Bank Board.  The Observer shall not have any right to vote on any matter presented to the Board of Directors or the Bank Board or any committee thereof.  The Company shall give the Observer written notice of each meeting of the Board of Directors and the Bank Board at the same time and in the same manner as the members of the Board of Directors or the Bank Board

(as the case may be), shall provide the Observer with all written materials and other information given to members of the Board of Directors or the Bank Board (as the case may be) at the same time such materials and information are given to such members (provided, however, that the Observer shall not be provided any confidential supervisory information) and shall permit the Observer to attend as an observer at all meetings thereof, and in the event the Company proposes to take any action by written consent in lieu of a meeting, the Company shall give written notice thereof to the Observer prior to the effective date of such consent describing the nature and substance of such action and including the proposed text of such written consents provided, however, that (1) the Observer may be excluded from executive sessions comprised solely of independent directors by the Chairman of the Board (or, if applicable, the lead or presiding independent director) if, in the written advice of counsel, such exclusion is necessary in order for the Company to comply with applicable law, regulation or stock exchange listing standards (it being understood that it is not expected that the Observer would be excluded from routine executive sessions), (2) the Company, the Board of Directors, the Bank and the Bank Board shall have the right to withhold any information and to exclude the Observer from any meeting or portion thereof if doing so is, in the written advice of counsel, (A) necessary to protect the attorney-client privilege between such party and counsel, (B) necessary to avoid a violation of fiduciary requirements under applicable law, or (C) necessary to avoid a violation of the Health Insurance Portability & Accountability Act of 1996, as amended, or any similar law, and (3) Castle Creek shall cause its Observer to agree to hold in confidence and trust and to act in a fiduciary manner, with respect to all information provided to such Observer (except to the extent that such information can be shown to have been (1) previously known by such party on a nonconfidential basis, (2) in the public domain through no fault of such party, or (3) later lawfully acquired from other sources by the party to which it was furnished).

3.  Limitations.  The Company also may exclude the Observer and/or the Board Representative from portions of meetings of the Board of Directors as well as the Bank Board to the extent that the Board of Directors or the Bank Board, as the case may be, will, in any such portion thereof, be discussing any matters related to Castle Creek, the Transaction Documents, or any of Castle Creek’s rights or obligations under any of the Transaction Documents or any other matter that the Chairman of the Board of Directors or the Chairman of the Bank Board determines in good faith is or may be adverse to the interests of Castle Creek provided, however, no matter shall be deemed to be adverse to the interests of Castle Creek merely because such matter may adversely impact the price of any of the Company’s Securities.  Castle Creek covenants and agrees to hold all information obtained from its Observer or Board Representative as provided in the prior sentence in confidence and to comply with all requirements and obligations applicable to members of the Board of Directors under the Securities Act, the Exchange Act, the Sarbanes Oxley Act of 2002 and all other Laws, in each case, only to the extent (if at all) applicable to the Observer or Board Member, as the case may be.  If Castle Creek and its Affiliates, in the aggregate, no longer have a Minimum Ownership Interest, Castle Creek will have no further rights under this Section 2.  Each of the parties to this Agreement hereby acknowledges that they are aware, and will ensure that their representatives and Affiliates are aware,  that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

3. Reimbursement for Expenses. The Company shall pay the reasonable legal fees and expenses of counsel to Castle Creek, not to exceed $25,000, incurred by Castle Creek in connection with the transactions contemplated by the Transaction Documents, which amount shall be paid directly by the Company to counsel for Castle Creek at the Closing.  Castle Creek shall pay Company 35% of the cost of the independent loan reviewed obtained by Company at Castle Creek’s request, which amount shall be paid directly by Castle Creek to the Company at the Closing (subject to Company providing Castle Creek with reasonable documentation of the amount of the expense incurred).

4. Gross-Up Rights.

(a)           For so long as Castle Creek, together with its Affiliates and, for purposes of this Section 4, persons who share a common discretionary investment advisor with Castle Creek, owns 4.9% or more of all of the outstanding shares of Common Stock (calculated as described below), if at any time after the date hereof the Company makes any public or nonpublic offering or sale of any equity (including Common Stock, Series A Preferred Stock, Non-Voting Common Stock or restricted stock), or any securities, options or debt that is convertible or exchangeable into equity or that includes an equity component (such as, an “equity kicker”) (including any hybrid security) but excluding Permitted Issuances (defined below) (any such security, a “New Security”), Castle Creek shall be entitled to purchase an aggregate amount of the offered New Security determined by multiplying (x) the total number or principal amount of such offered New Securities by (y) a fraction, the numerator of which is the total number of shares of Common Stock then held by Castle Creek (counting for such purposes all shares of Common Stock into or for which any securities owned by the Purchaser are directly or indirectly convertible or exercisable, including the Series A Preferred Stock and the Non-Voting Common Stock), if any, and the denominator of which is the total number of shares of Common Stock then outstanding (counting for such purposes all shares of Common Stock into or for which any securities owned by Castle Creek are directly or indirectly convertible or exercisable, including the Series A Preferred Stock and the Non-Voting Common Stock).  Notwithstanding anything herein to the contrary, in no event shall Castle Creek have the right to purchase New Securities hereunder to the extent such purchase would result in Castle Creek, together with any other person whose Company securities would be aggregated with Castle Creek’s Company securities for purposes of any bank regulation or law, to collectively be deemed to own, control or have the power to vote securities which (assuming, for this purpose only, full conversion and/or  exercise of such securities by Castle Creek) would represent more than 4.9% (or, upon written notice from Castle Creek to the Company, such greater percentage as may be permitted following such Purchaser’s receipt of regulatory non-objection under the Change in Bank Control Act of 1978, as amended) of the voting securities (subject to receipt of any regulatory approvals to own such amount) or more than 33.3% of the Company’s total equity outstanding.   For purposes of determining the percentage of the voting securities owned by Castle Creek, (i) all shares of Common Stock into or for which shares of any securities owned by Castle Creek are directly or indirectly convertible or exercisable (which, for the avoidance of doubt, shall include those shares of Common Stock and Non-Voting Common Stock issuable upon the conversion of shares of Series A Preferred Stock), shall be included in the numerator, (ii) the shares described in clause (i) and all such shares owned by or attributed to other Purchasers shall be included in the denominator, and (iii) all securities issued by the Company after the Closing Date other than in connection with an issuance in which the Purchaser was offered the right to purchase its pro rata portion of such securities in accordance with this Section 4 and other than Permitted Issuances shall be excluded from the denominator) (before giving effect to any issuances triggering provisions of this Section 4).

(b)           “Permitted Issuances” means (i) any Common Stock, Series A Preferred Stock or other securities issuable upon the exercise or conversion of any securities of the Company issued or agreed or contemplated (and disclosed to the Purchaser in writing) to be issued as of the date hereof; (ii) pursuant to the granting or exercise of employee stock options, restricted stock or other stock incentives pursuant to the Company’s stock incentive plans approved by the Board of Directors or the issuance of stock pursuant to the Company’s employee stock purchase plan approved by the Board of Directors or similar plan where stock is being issued or offered to a trust, other entity or otherwise, for the benefit of any employees, officers or directors of the Company, in each case in the ordinary course of providing incentive compensation; or (iii) issuances of capital stock as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other similar nonfinancing transaction).

(c)           Limitation on Voting Securities. Notwithstanding anything in this Section 4 to the contrary, upon the request of Castle Creek that it not be issued voting securities in whole or in part upon the exercise of its rights to purchase New Securities, the Company shall cooperate with Castle Creek to modify the proposed issuance of New Securities to Castle Creek to provide for the issuance of Series A Preferred Stock, Non-Voting Common Stock or other non-voting securities in lieu of voting securities; provided, however, that to the extent, following such reasonable cooperation, such modification would cause any other Purchaser to exceed its respective ownership limitation set forth in the Purchase Agreement, the Company shall, and shall only be obligated to, issue and sell to Castle Creek such number of voting securities and nonvoting securities as will not cause any other Purchaser to exceed its respective ownership limitation set forth in the Purchase Agreement and that Castle Creek has indicated it is willing to hold following consummation of such Offering (as defined in Section 4(d) below), and any remaining securities may be offered, sold or otherwise transferred to any other person or persons in accordance with Section 4(f).

(d)           Notice. In the event the Company proposes to offer or sell New Securities (the “Offering”), it shall give Castle Creek written notice of its intention, describing the price (or range of prices), anticipated amount of New Securities, timing, and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than 15 Business Days, as the case may be, after the initial filing of a registration statement with the SEC with respect to an underwritten public Offering or after the commencement of marketing with respect to a Rule 144A Offering or an Offering pursuant to Section 4(2) of the Securities Act or Regulation D promulgated thereunder.  If the information contained in the notice constitutes material non-public information (as defined under the applicable securities laws), the Company shall deliver such notice only to the individuals identified (with respect to the Purchaser) in Section 6.3 of the Purchase Agreement, and shall not communicate the information to anyone else acting on behalf of Castle Creek without the consent of one of the designated individuals.  Castle Creek shall have 15 Business Days from the date of receipt of such a notice to notify the Company in writing that it intends to exercise its rights provided in this Section 4 and as to the amount of New Securities Castle Creek desires to purchase, up to the maximum amount calculated pursuant to Section 4.  Such notice shall constitute a nonbinding indication of interest of Castle Creek to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it.   The failure of Castle Creek to respond within such 15 Business Day period shall be deemed to be a waiver of its rights under this Section 4 only with respect to the Offering described in the applicable notice.

(e)           Purchase Mechanism. If Castle Creek exercises its rights provided in this Section 4, the closing of the purchase of the New Securities in connection with the closing of the Offering with respect to which such right has been exercised shall take place within 30 calendar days after the giving of notice of such exercise, which period of time shall be extended for a maximum of 180 days in order to comply with applicable laws and regulations (including receipt  of any applicable regulatory or shareholder approvals).  Notwithstanding anything to the contrary herein, the closing of the purchase of the New Securities by Castle Creek will occur no earlier than the closing of the Offering triggering the right being exercised Castle Creek.  Each of the Company and Castle Creek agrees to use its commercially reasonable efforts to secure any regulatory or shareholder approvals or other consents, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Securities.

(f)            Failure of Purchase. In the event Castle Creek fails to exercise its rights provided in this Section 4 within this 15 Business Day period or, if so exercised, Castle Creek is unable to consummate such purchase within the time period specified in Section 4(e) above because of its failure to obtain any required regulatory or shareholder consent or approval, the Company shall thereafter be entitled (during the period of 60 days following the conclusion of the applicable period) to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within 90 days from the date of such agreement) to sell the New Securities not elected to be purchased pursuant to this Section 4 by Castle Creek or which Castle Creek is unable to purchase because of such failure to obtain any such consent or approval, at a price and upon terms no more favorable in the aggregate to the purchasers of such New Securities than were specified in the Company’s notice to Castle Creek. Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or shareholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five Business Days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed 180 days from the date of the applicable agreement with respect to such sale.  In the event  the Company has not sold the New Securities or entered into an agreement to sell the New Securities within such 60-day period (or sold and issued New Securities in accordance with the foregoing within 90 days from the date of such  agreement (as such period may be extended in the manner described above for a period not to exceed 180 days from the date of such agreement)), the Company shall not thereafter offer, issue or sell such New Securities without first offering such New Securities to Castle Creek in the manner provided above.

(g)           Expedited Issuance; Regulatory Directive. Notwithstanding the foregoing provisions of this Section 4, if a majority of the directors of the board of directors determines that the Company must issue equity or debt securities on an expedited basis, then the Company may consummate the proposed issuance or sale of such securities (“Expedited Issuance”) and then comply with the provisions of this Section 4 provided that (i) the purchasers of such New Securities have consented in writing to the issuance of additional New Securities in accordance with the provisions of this Section 4, and (ii) the sale of any such additional New Securities under this Section 4(g) to Castle Creek shall be consummated as promptly as is practicable but in any event no later than 90 days subsequent to the date on which the Company consummates the Expedited Issuance under this Section 4(g). Notwithstanding anything to the contrary herein, the provisions of this Section 4(g) (other than as provided in subclause (ii) of this Section 4(g)) shall not be applicable, and the consent of the purchasers of such New Securities shall not be required, in connection with any Expedited Issuance undertaken at the written direction of the applicable federal regulator of the Company or the Bank. Notwithstanding anything to the contrary in this Agreement, no rights of Castle Creek under this Agreement will be adversely affected solely as the result of the temporary dilution of its percentage ownership of Common Stock due to an Expedited Issuance under this Section 4(g); provided, however, that such rights may be adversely affected from and after such time, if any, that Castle Creek declines to purchase Common Stock offered to it under this Section 4.

(h)           Non-Cash Consideration. In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the board of directors; provided, however, that such fair value as determined by the board of directors shall not exceed the aggregate market price of the securities being offered as of the date the board of directors authorizes the offering of such securities.

(i)            Cooperation. The Company and Castle Creek shall cooperate in good faith to facilitate the exercise of Castle Creek’s rights under this Section 4, including to secure any required approvals or consents.

5. Governing Law. This Side Letter Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to principles of conflicts of laws.

6. Conflicting Terms. This Side Letter Agreement constitutes a valid and binding agreement of the Company and Castle Creek and shall survive the execution and delivery of the Purchase Agreement. In the event of any conflict between the provisions of this Side Letter Agreement and the provisions of the Purchase Agreement, the provisions of this Side Letter Agreement shall prevail and be given effect.

7. Counterparts. This Side Letter Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Side Letter Agreement as of the date first above written.

RIVERVIEW FINANCIAL CORPORATION

By:	/s/ Kirk D. Fox
	Name:	Kirk D. Fox
	Title:	C.E.O

Agreed and acknowledged as of the date first above written:

CASTLE CREEK CAPITAL PARTNERS VI, L.P.

By: Castle Creek Capital VI LLC, its general partner

By:	/s/ David Volk
	Name:	David Volk
	Title:	Principal